Exhibit 99.2

STR HOLDINGS CLOSES SALE OF CONTROLLING INTEREST TO ZHENFA ENERGY GROUP AND DECLARES SPECIAL DIVIDEND

— Zhenfa Energy to Strengthen STR Position in China —

— Special Cash Dividend of $0.85 per Share to be paid on 1/2/15 —

Enfield, Conn. — December 15, 2014 — STR Holdings, Inc. (NYSE: STRI) (“STR” or the “Company”) today announced that it sold approximately 27.6 million newly issued shares of common stock, representing a 51% interest in STR, for an aggregate purchase price of approximately $21.7 million to Zhen Fa New Energy (U.S.) Co., Ltd. (“Zhenfa”).  As part of the transaction, the STR Board of Directors declared a special cash dividend of $0.85 per share payable to stockholders of record, excluding Zhenfa, as of December 26, 2014.  The dividend payment date is January 2, 2015 and the ex-dividend date is January 5, 2015.

“This is a very exciting day for STR and its shareholders.  Today we shift our focus from closing the transaction to opening new opportunities created by the synergy between STR and Zhenfa.  As one of the top solar engineering, procurement and construction companies in China, and a leading solar independent power producer as well, Zhenfa is ideally positioned to directly benefit from the use of STR’s market-leading encapsulant technology and also to advocate its use to Chinese module manufacturers.  Zhenfa’s substantial investment reflects their confidence in STR’s ability to become profitable and grow in the rapidly expanding solar industry,” stated Robert S. Yorgensen, STR’s President and Chief Executive Officer.

In addition to expected improvements to its encapsulant business, the Company will explore other potential strategic opportunities together with Zhenfa.

Zha Zhengfa, founder and Chairman of Zhenfa’s parent corporation, stated: “We have a great deal of respect for STR as a pioneer in solar encapsulants and as a company that continues to innovate important new technology.  We will work together with them to raise their profile among Chinese module manufacturers and expect to use solar modules incorporating STR’s encapsulants in our own solar power stations to protect our long-term economic interests.  We see many opportunities for collaboration with STR and will give them our full support to grow the Company for the benefit of all shareholders.”

About Zhenfa Energy Group Co., LTD.

Jiangsu Zhenfa Holding Group Co., Ltd., the parent of Zhenfa, was founded in 2004, and Zhenfa Energy Group was founded in 2012.  Zhenfa is a technologically advanced enterprise specializing in photovoltaic power generation system integration.  Zhenfa’s mission is to promote an environmentally friendly alternative to energy generation in the effort to mitigate climate change across the globe.  The company is one of the first energy-conservation service enterprises verified and filed by National Development and Reform Commission in China.  Zhenfa is committed to delivering high quality and affordability in solar PV installations.  Further information about Zhenfa and its affiliated companies can be obtained via its website at www.zhenfa.com.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties, including statements about STR’s and Zhenfa’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements about the anticipated benefits and opportunities provided by the transaction and our relationship with Zhenfa, and other statements that are not historical fact. We cannot assure that we will benefit from our association and agreements with Zhenfa, or that we will be able to achieve growth or profitability.   Forward-looking statements may contain such words as “may,” “could, “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology, and include assumptions that underlie such statements. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, but not limited to: the ability to realize synergies from the proposed transaction; operational challenges in achieving strategic objectives and executing our plans; the risk that markets do not evolve as anticipated; the potential impact of the general economic conditions and other economic, business and/or competitive factors. The risks included are not exhaustive. Other factors that could adversely affect the transaction and our business and prospects is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Form 10-K, 10-Q and 8-K, as well as the proxy statement filed by STR to solicit the approval of the transaction, which contains and identifies other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements.

Company Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com